U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print of Type Responses)
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1.   Name and Address of Reporting Person*

Young                                   David             W.
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   (Last)                            (First)              (Middle)

c/o NYMAGIC, INC.
    330 Madison Avenue
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                                    (Street)

 New York,                          New York                10017
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   (City)                            (State)                (Zip)


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2.   Date of Event Requiring Statement (Month/Day/Year)

     February 3, 2003
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     NYMAGIC, INC. (NYM)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person
     [_]  Form Filed by More than One Reporting Person

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                                      Table I -- Non-Derivative Securities Beneficially Owned
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                                                                3. Ownership Form:
                                     2. Amount of Securities       Direct (D) or
1. Title of Security                    Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                           (Instr. 4)                 (Instr. 5)            (Instr. 4)
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No Securities Beneficially Owned(1)
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* If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                        (Over)


FORM 3 (continued)

                                       Table II -- Derivative Securities Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                       5. Owner-
                                                    3. Title and Amount of Securities                     ship
                                                       Underlying Derivative Security                     Form of
                         2. Date Exercisable           (Instr. 4)                                         Derivative
                            and Expiration Date     ---------------------------------   4. Conver-        Security:
                            (Month/Day/Year)                               Amount          sion or        Direct      6. Nature of
                         ----------------------                            or              Exercise       (D) or         Indirect
                         Date       Expira-                                Number          Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of              Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares          Security       (Instr. 5)     (Instr. 5)
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No Securities Beneficially owned(1)
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Explanation of Responses:
(1)     The amount of securities reported excludes an aggregate of (i) 500,000 shares of Common Stock and (ii) options to purchase
        500,000 shares of Common Stock directly beneficially owned by Conning Capital Partners VI, L.P. ("CCP VI"), a limited partnership, the general partner of which is Conning Investment Partners VI, LLC, a limited liability company of which
        Mr. Young is a member.  A carried interest on certain CCP VI distributions is indirectly payable to Mr. Young.  For purposes of Section 16 of the Securities Exchange Act of 1934, Mr. Young disclaims beneficial ownership of shares held by
        CCP VI and each of its affiliated entities.

Signed for David W. Young pursuant to a power of attorney on file with the Securities and Exchange Commission

/s/ Paul J. Hart                                           February 11, 2003
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  **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

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